[LETTERHEAD OF ROWLES & COMPANY, LLP]




Board of Directors
Glen Burnie Bancorp
101 Crain Highway S.E.
Glen Burnie, Maryland 21061-3578


         We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 8, 1996, on our audits of the consolidated financial statements and financial statement schedules of Glen
Burnie Bancorp and subsidiaries as of December 31, 1995 and 1994, and for the years then ended, which reports were included in the Glen Burnie Bancorp Annual Report on Form 10-K for the fiscal year ended December 31, 1996. We also consent to the reference to our firm in the Prospectus under the caption "Experts."


                         /s/ Rowles & Company, LLP

Baltimore, Maryland
February 25, 1998